                                MEMO OF AGREEMENT


     Agreed this 26 day of January 1995 between Putman Publishing Company ("Putman") and Unitel Video, Inc. ("Unitel"), regarding the lease and amendments thereto ("the Lease") between the parties of certain portions of the building located at 301 E. Erie, Chicago, Illinois, as follows:

     For good and valuable consideration the parties do hereby agree to the following modifications of the existing leasehold estate in the following particulars:

          1.   $110,000.00 annual rent reduction to Unitel;
          2. Unitel surrenders immediately the West 6100 square feet approximately of the first floor to Putman.

          3. Putman will use its best efforts to rent said space and the rental generated from said space will be considered as a credit to Unitel for purposes of calculating (in accordance with paragraph 9) any rent reduction as it entitles Putman to a credit for services granted hereunder.

          4. Unitel relinquishes its' right to take additional space (2644 square feet) in 1996.

          5. Putman is relieved of its obligation to pay $50,000.00 for tenant improvements in January 1997.

          6. Unitel agrees to vacate all of the premises remaining after vacating the western first floor, i.e. 33,000 square feet upon one year's prior notice from Putman whereupon the Lease and this Memo of Understanding shall terminate and Unitel shall have no further obligations under the Lease or this Memo of Understanding other than for amounts due and owing through the date of termination.

          7. Unitel agrees to a security deposit escrow at Chicago Title & Trust in the amount of One Hundred Fifty Thousand and no/100 Dollars ($150,000.00) for two (2) years with interest payable to Unitel. Putman to have the right to claim such escrow as damages for any default by Unitel of the leasehold estate documents from this point forward.

          8. This agreement and the provisions hereof to take effect October 1, 1994.

          9. Putman is entitled to a credit for services at Editel/Chicago for any multi-media and consulting services (the "Services") offered on the current standard rate and data service card at an 80% of stated rate for day services and 70% of stated rate for night services in the amount of the 1) annual rent reduction less rent received for rental to a third party of the west first floor PLUS 2) all soft costs of said rental and this agreement as hereinafter defined. The credit provided in this paragraph (i) shall accrue monthly in connection with the monthly portion of the annual rent reduction and (ii) may not be utilized for the direct or indirect benefit of any person or entity which has been a customer of Unitel during a period of two years prior to the commencement of the performance of any Services. In calculating barter credits, for any month in which the sum of clauses (1) and (2) of the first sentence of this paragraph 9 shall be a negative number (such negative number being the "Putman Profit"), the Putman Profit shall be applied against outstanding or future barter credits to reduce such credits by the amount of the Putman Profit; provided that the Putman Profit shall never result in any out-of-pocket payment by Putman to Unitel.

          10. Soft cost of rental to a third party of the west first floor and this agreement are defined as, attorney's fees for drafting that lease, and this agreement, cost of demolition of tenant improvements necessary to rent said west first floor, broker's commission paid, cost of tenant build out agreed upon, $20,000.00 for various negotiated costs attendant to Unitel's prior lease with Putman (modified hereunder); provided, however, that said costs, commissions and free rental shall be reasonable in the circumstances, shall have been negotiated in an arms-length transaction and shall be consistent with market dictates at the time of agreement of any thereof (i.e., free rent terms shall be granted to a third party only if and in an amount consistent with local real estate market practices at the time granted and; provided further that any particular item incurred (including without limitation the $20,000 charge for negotiated costs) may be included only once in the calculation of "soft costs" hereunder.

          11. Unitel's current 59% of expense escalation shall remain unaffected by the surrender of the west first floor until such time as said space is rented to a third party in spite of the immediate surrender of same. Once the space, or any portion thereof, is rented the escalation rent shall be calculated on the actual square footage (33,000 approximately).

          12. Unitel and Putman agree to cooperate to reach a settlement with Banta Corporation regarding the discontinuance of Banta's obligations in respect of the leasehold estate and to share in any such settlement 40% and 60%, respectively.

          13. Barter credits which accrue each month from October 1, 1994 through September 1, 1995 shall be usable in each case for 36 months following the month in which each such credit accrued at which time such credit will expire. Barter credits which accrue each month after October 1, 1995 shall be usable in each case for twenty four months following the month in which each such credit accrued at which time such credit will expire.

          14. Unitel will bring all rents current and pay the note in the principal sum of $62,415.45 plus interest by January 26, 1995.

          15. Neither party may assign any of its rights or delegate any of its duties under this Memo of Understanding without the prior written consent of the other party.


     In witness whereof the parties set their hands the date first above written.



                              PUTMAN PUBLISHING COMPANY


                              By:/s/ John M. Cappelletti
                                 -----------------------
                                   President



Witness:

/s/ Julie Capelletti Lange
--------------------------


                              UNITEL VIDEO, INC.


                              By:/s/ Barry Knepper
                                 -----------------
                                   Vice President of Finance
                                   Treasurer and C.F.O.


Witness:

/s/ Karen Ceil Lapidus
----------------------

                                ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (this "Agreement") made this 26th day of January, 1995 by and among Unitel Video, Inc., a Delaware corporation ("Unitel") Putman Publishing Company, a Delaware corporation ("Putman") and Chicago Title and Trust Company, an Illinois corporation ("Escrow Agent").


                               W I T N E S S E T H

          WHEREAS, Unitel and Putman have entered into a Memo of Agreement dated January26th, 1995 (the "Memo of Agreement") relating to and amending that certain Office Lease Agreement dated April 16, 1987 (as amended to the date hereof including by the Memo of Agreement, the "Lease") relating to certain portions of the building located at 301 E. Erie Street, Chicago, Illinois (the "Premises"); and

          WHEREAS, in accordance with the Memo of Agreement Unitel has agreed to deposit $150,000.00 (the "Escrow Fund") in escrow, which Escrow Fund shall be used to cure a default by Unitel under the Lease as provided herein; and

          WHEREAS, Unitel has agreed to deposit the Escrow Fund with the Escrow Agent under the terms and conditions of this Agreement;

          NOW, THEREFORE, the parties hereto hereby agree as follows:

               1. The Escrow Fund shall be paid by Unitel upon the execution hereof, and shall be held by the Escrow Agent together with all interest (the "Interest") that accrues thereon (the Escrow Fund and the Interest are, collectively, the "Deposit"), in escrow, in an insured 6-month certificate of deposit, pursuant to the terms and conditions of subparagraphs (a), (b), (c), (d), (e) and (f) below. Unitel and Putman each represent that their respective Federal Taxpayer I.D. Numbers are set forth opposite their respective signatures below.

               (a) Provided that Unitel is then in compliance with all of its material obligations under the Lease, which shall be deemed to be the case unless the Escrow Agent shall have received a notice from Putman that Unitel is then in default in any of such obligations under the Lease, the Escrow Agent shall deliver the Escrow Deposit to Unitel on the first to occur of ( i ) receipt by the Escrow Agent of written notice signed by Putman and Unitel of the termination of the Lease or ( ii ) January__, 1997 (provided that the Escrow Agent shall have received a written request from Unitel on or after such date).

               (b) If Unitel shall default in the performance of any of its material obligations under the Lease, Putman shall give written notice thereof to Unitel. If Unitel shall not have cured such default within seven days after receipt of such notice, Putman may give written demand (the "Demand") to the Escrow Agent, with a copy to Unitel, for release to Putman of that portion of the Escrow Fund equal to the amount necessary to cure such default, such amount to be set forth in said Demand. Upon receipt of a Demand, the Escrow Agent shall deliver the portion of the Escrow Fund demanded therein to Putman. A Demand shall include a certification by Putman that it has afforded Unitel the cure rights provided in the first sentence of this paragraph 1(b).

               (c) The Escrow Agent shall upon receipt of a written request on each semi-annual anniversary of this Escrow Agreement deliver all amounts of Interest accrued to such date on the Escrow Fund to Unitel.

               (d) Unitel and Putman, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from and against any loss, damage, claim, expense, cost or disbursement, including reasonable attorneys' fees and disbursements, resulting from the performance of its obligations under this Agreement, except for the gross negligence or willful misconduct of the Escrow Agent; provided, however, if such loss, damage, claim, expense, cost or disbursement is incurred as a result of any dispute or any legal proceeding involving the Deposit and such legal proceeding concluded in a decision or order, the losing party shall be solely responsible for such loss, damage, claim, expense, cost or disbursement. Unitel and Putman agree that the Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except for its own gross negligence or willful misconduct and that the Escrow Agent shall have no duties or responsibilities except those specifically set forth herein.

          (e) The Escrow Agent shall not incur any liability for acting upon any notice, demand, request, consent, waiver or document which appears to be signed by Unitel, or Putman, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth of any information therein contained, which the Escrow Agent in good faith believes to be genuine and what it purports to be.

          (f) The Escrow Agent shall not be obligated to inquire as to the performance of any obligation described in this Agreement.

          2. Except as otherwise required by statute, any notice, demand, request or other communication required or permitted to be given under this Agreement to Unitel, Putman or the Escrow Agent shall be in writing, signed by the party giving it and conclusively deemed to have been properly given to and received by Unitel, Putman or the Escrow Agent, as the case may be, and to be effective (a) if sent by tested telex or cable, or hand-delivered against receipt therefore, or by telecopy or other facsimile transmission, on the day on which delivered to Unitel, Putman or the Escrow Agent, as the case may be, at the respective addresses written below, or, if such day of delivery is not a business day, on the first business day thereafter, or (b) if sent by overnight delivery, on the day following such delivery to Unitel, Putman or the Escrow Agent, as the case may be, at the respective addresses first above written, or, if such day following such delivery is not a business day, on the first business day thereafter. All notices shall be given as provided in the preceding clauses
(a) and (b). Addresses for notice to any such party may be changed by written notice to the other parties and to the persons, if any, receiving copies, except that any such notice changing addresses shall not be effective until actually received by the other parties.

          3. Copies of all notices, demands, requests or other communications under paragraph 2 of this Agreement shall be given in the manner provided in said paragraph 2 to the parties at the following addresses:

                    If to Unitel:

                         Unitel Video, Inc.
                         515 West 57th Street
                         New York, NY  10019
                         Attention:  Barry Knepper
                                   VP - Finance
                         With a copy to:
                         Karen Ceil Lapidus
                         General Counsel
                         At the same address

                    If to Putman:

                         John M. Cappelletti, Jr.
                         President
                         Putman Publishing Co.
                         301 East Erie Street
                         Chicago, IL  60611

                    With a copy to:

                         Stephen Carponelli, Esquire
                         Carponelli & Krug, P.C.
                         55 West Monroe
                         Suite 2350
                         Chicago, IL  60603

                    If to the Escrow Agent

                         Chicago Title and Trust Company
                         Attention:   Chris Cameron
                         Escrow Department
                         171 N. Clark Street
                         Chicago, IL  60601
                         Escrow No. D2 094066813

4.   BILLING INSTRUCTIONS:

Escrow trust fee will be billed as follows:
One-half (1/2) of the escrow trust fee will be billed to:
Mr. John Cappelletti, Jr.
President
Putman Publishing Co.
301 East Erie Street
Chicago, Illinois 60611

One-half (1/2) of the escrow trust fee will be billed to:
Unitel Video, Inc.
515 West 57th Street
New York, New York 10019
Attention: Barry Knepper, VP-Finance

An annual maintenance fee, as determined by the then current rate schedule, will commence____________________and will be billed as provided above.

PLEASE NOTE: The escrow trust fee for these joint order escrow trust instructions is due and payable within 30 days from the projected disbursement date (which may be amended by joint written direction of the parties hereto).
In the event no projected disbursement date is ascertainable, said escrow trust fee is to be billed at acceptance and is due and payable within 30 days from the billing date. The Escrow Agent, at its sole discretion, may reduce or waive the escrow trust fee for these joint order escrow trust instructions in the event the funds on deposit herein are transferred to or disbursed in connection with sale escrow trust instructions or an agency closing transaction established at Chicago Title.

INVESTMENT:

Deposits made pursuant to these instructions may be invested on behalf of any party or parties hereto; provided that any direction to the Escrow Agent for such investment shall be expressed in writing and contain the consent of all other parties to this escrow, and also provided that you are in receipt of the taxpayer's identification number and investment forms as required. The Escrow Agent will, upon request, furnish information concerning its procedures and fee schedules for investment.

Except as to deposits of funds for which the Escrow Agent has received express written direction concerning investment or other handling, the parties hereto agree that the Escrow Agent shall be under no duty to invest or reinvest any deposits at any time held by it hereunder, and, further, that the Escrow Agent may commingle such deposits with other deposits or with its own funds in the manner provided for the administration of funds under Section 2-8 of the Corporate Fiduciary Act Ill. Rev. Stat. [989, Ch 17. Par. 1552-8] and may use any part or all such funds for its own benefit without obligation of any party for interest or earnings derived thereby, if any. Provided, however, nothing herein shall diminish the Escrow Agent's obligation to apply the full amount of the deposits in accordance with the terms of these escrow trust instructions

In the event the Escrow Agent is requested to invest deposits hereunder, Chicago Title and Trust Company is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investment for the purposes of these escrow trust instructions.

Notwithstanding the foregoing, the Escrow Agent has been instructed with respect to investments as set forth in paragraph 1 above.

COMPLIANCE WITH COURT ORDER:

The undersigned authorize and direct the Escrow Agent to disregard any and all notices, warnings or demands given or made by the undersigned (other than jointly) or by any other person. The said undersigned also hereby authorize and direct the Escrow Agent to accept, comply with, and obey any and all writs, orders, judgments or decrees entered or issued by any court with or without jurisdiction; and in case the said Escrow Agent obeys or complies with any such writ, order, judgment or decree of any court, it shall not be liable to any of the parties hereto or any other person, by reason of such compliance, notwithstanding any such writ, order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated. In case the Escrow Agent is made a party defendant to any suit or proceedings regarding this escrow trust, the undersigned, for themselves, their heirs, personal representatives, successors, and assigns, jointly and severally, agree to pay to said Escrow Agent, upon written demand, all costs, attorney's fees, and expenses incurred with respect thereto. The Escrow Agent shall have a lien on the deposit(s) herein for any and all such costs, fees and expenses. If said costs, fees and expenses are not paid, then the Escrow Agent shall have the right to reimburse itself out of the said deposit(s).

          5. The terms and provisions of this Agreement shall create no right in any person, firm or corporation other than the parties and their respective successors and permitted assigns of this Agreement; no third party shall have the right to enforce, or benefit from, the terms hereof; and no tenant of the Premises and no contractor, materialman, laborer or third party has or shall acquire any third party beneficiary status by virtue hereof.

          6. Putman and Unitel will share equally in the payment of all Escrow Agent fees and expenses.

          7. This Agreement shall be governed by and construed according to the laws of the State of Illinois.

          8. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their successors and/or assigns.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.







                                   Unitel Video, Inc.


                                   By:/s/ Barry Knepper
                                      -----------------
                                   Name: Barry Knepper
                                   Title:VP-Finance


23-1713238
--------------------
Federal Taxpayer I.D. No.




                                   Putman Publishing Company



                                   By:/s/ John M. Cappelletti, Jr.
                                   Name: John M. Cappelletti, Jr.
                                   Title: President
36-2787897
--------------------
Federal Taxpayer I.D. No.

AGREED TO AND RECEIPT OF ESCROW
FUNDS ACKNOWLEDGED:

CHICAGO TITLE AND TRUST COMPANY


By:
   -----------------------
Name:
Title: